WATERBURY, CONNECTICUT
                                   MAY 7, 2003
                              FOR IMMEDIATE RELEASE

                     MACDERMID ANNOUNCESSHARE BUY BACK WITH
                     --------------------------------------
                            CITIGROUP VENTURE CAPITAL
                            -------------------------


MacDermid Incorporated (MRD) announced today it has entered into a definitive agreement with Citigroup Venture Capital to acquire 1,350,000 MacDermid common shares owned by Citigroup Venture Capital immediately at $22.60 per share, and a further 851,720 shares before November 3, 2003 at the market price at the time of exercise subject to a collar of not lower than $22.60 and not higher than $25 per share. The above amounts represent all of the MacDermid Incorporated shares owned by Citigroup Venture Capital.

The Company further stated that pending this transaction, whereas it no longer had a contractual obligation to continue the directorship of Joseph Silvestri, the Board of Directors have asked, and Mr. Silvestri has accepted, to remain as a MacDermid Director subject to normal annual shareholder election.

Daniel Leever, MacDermid's Chairman and Chief Executive Officer stated "We believe this transaction represents a real win-win. Citigroup Venture Capital has internal policies relative to holding public equities in the Venture Capital business, and we believe our shares are an attractive investment. We will fund the initial purchase with our cash on hand and believe we will have sufficient additional cash on hand to fund the second amount prior to November 3, 2003. We have developed respect for Mr. Silvestri and are very pleased we will retain his input and counsel as a Director. Mr. Silvestri has a substantial personal investment in MacDermid which should be closely aligned with all shareholders".


Mr. Silvestri said, "The sale of CVC's remaining shares of MacDermid concludes an investment process that began with our investment in PTI in 1994 and its merger into MacDermid in 1999. The sale of CVC's MacDermid stock is a result of CVC's portfolio management strategies and is no indication of either CVC's or my view of MacDermid's prospects. The MacDermid management team has done an excellent job of managing through a downturn and the company is extremely well positioned to achieve success in the future. I look forward to continuing my involvement as a MacDermid Director".


   Web  site:  http://www.macdermid.com


                         MACDERMID,  INCORPORATED


                         NYSE  -  MRD
                         CUSIP  554273  10  2




   MAY  7,  2003

THIS REPORT AND OTHER CORPORATION REPORTS AND STATEMENTS DESCRIBE MANY OF THE POSITIVE FACTORS AFFECTING THE CORPORATION'S FUTURE BUSINESS PROSPECTS. INVESTORS SHOULD ALSO BE AWARE OF FACTORS WHICH COULD HAVE A NEGATIVE IMPACT ON THOSE PROSPECTS. THESE INCLUDE POLITICAL, ECONOMIC OR OTHER CONDITIONS SUCH AS CURRENCY EXCHANGE RATES, INFLATION RATES, RECESSIONARY OR EXPANSIVE TRENDS, TAXES AND REGULATIONS AND LAWS AFFECTING THE BUSINESS; COMPETITIVE PRODUCTS, ADVERTISING, PROMOTIONAL AND PRICING ACTIVITY; THE DEGREE OF ACCEPTANCE OF NEW PRODUCT INTRODUCTIONS IN THE MARKETPLACE; TECHNICAL DIFFICULTIES WHICH MAY ARISE WITH NEW PRODUCT INTRODUCTIONS; AND THE DIFFICULTY OF FORECASTING SALES AT CERTAIN TIMES IN CERTAIN MARKETS.